EXHIBIT 99.1

ICG Announces First Quarter Financial Results

Core Consolidated Revenue Increases 28%

WAYNE, Pa., May 5, 2011 (GLOBE NEWSWIRE) -- Internet Capital Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the quarter ended March 31, 2011.

"2011 is off to a great start, with solid performance driven by our core consolidated companies, as well as the sale of Metastorm," said Walter Buckley, ICG's Chief Executive Officer. "As we look ahead, we are well positioned to continue delivering strong revenue and EBITDA growth, and we remain on track to meet our 2011 goals."

GAAP Financial Results

ICG's GAAP revenue increased to $34.0 million for the quarter ended March 31, 2011, up from $25.8 million in the comparable 2010 period. GAAP net income for the quarter ended March 31, 2011 was $15.9 million, or $0.42 per diluted share, compared to $28.8 million, or $0.79 per diluted share, in the comparable 2010 period. Results for both quarters include non-recurring gains that are detailed later in this release.

ICG's corporate cash and cash equivalents were $119.7 million at March 31, 2011, and the value of ICG's holdings in GoIndustry-DoveBid (LSE.AIM:GOI) was $5.4 million.

Core Consolidated Companies

Core consolidated revenue totaled $34.0 million in the first quarter of 2011, an increase of 28% from the corresponding 2010 period. Core consolidated EBITDA totaled $3.9 million for the first quarter of 2011, as compared to $1.9 million in the corresponding 2010 period.

ICG Commerce reported $29.1 million of revenue for the first quarter of 2011, representing an increase of 27% over the comparable 2010 period. ICG Commerce's EBITDA, excluding stock-based compensation and unusual items, for the quarter ended March 31, 2011 increased to $5.2 million, up from $2.6 million in the comparable 2010 period.

GovDelivery and Investor Force each reported approximately 30% revenue growth for the first quarter of 2011 compared to the first quarter of 2010 while continuing to invest in their respective businesses.

For information related to ICG's core equity companies, Channel Intelligence, Freeborders, StarCite and WhiteFence, please refer to the supplemental schedule on our website, as well as the slide presentation that will accompany today's earnings results webcast. See below for further details regarding the webcast.

Please see ICG's website at www.icg.com for more information on ICG, its companies and its first quarter 2011 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the first quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode at 866-783-2137. The international dial-in number is 857-350-1596. The pass code is 31453406.

For those unable to participate in the conference call, a replay will be available from May 5, 2011 at 1:00 p.m. ET until May 12, 2011 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international). The pass code is10716754. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the SaaS and tech-enabled BPO sectors.  These partner companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building successful businesses in the SaaS and tech-enabled BPO sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

The Internet Capital Group, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7794

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our partner companies' customers, our partner companies' ability to compete successfully against their respective competitors, our partner companies' ability to timely and effectively respond to technological developments, our and our partner companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

Internet Capital Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenue	$ 33,954	$ 25,755

Operating Expenses
Cost of revenue	20,990	16,682
Selling, general and administrative	11,587	10,434
Research and development	3,129	2,424
Amortization of intangibles	337	339
Impairment related and other	37	72
Total operating expenses	36,080	29,951

Operating income (loss)	(2,126)	(4,196)

Other income (loss), net	24,946	40,296
Interest income	84	61
Interest expense	(146)	(44)
Income (loss) before income taxes and equity loss	22,758	36,117

Income tax benefit (expense)	(2,940)	(616)
Equity loss	(3,576)	(6,335)
Income (loss) from continuing operations	16,242	29,166
Income (loss) on discontinued operations	--	(22)
Net income (loss)	16,242	29,144
Less: Net income (loss) attributable to the noncontrolling interest	352	373
Net income (loss) attributable to ICG	$ 15,890	$ 28,771

Amounts attributable to ICG common shareholders:
Net income (loss) from continuing operations	$ 15,890	$ 28,802
Net income (loss) on discontinued operations	--	(31)
Net income (loss) attributable to ICG common shareholders	$ 15,890	$ 28,771

Basic net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ 0.43	$ 0.79
Income (loss) on discontinued operations attributable to ICG common shareholders	--	--
	$ 0.43	$ 0.79

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	36,944	36,305

Diluted net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ 0.42	$ 0.79
Income (loss) on discontinued operations attributable to ICG common shareholders	--	--
Income (loss) attributable to ICG common shareholders	$ 0.42	$ 0.79

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	37,991	36,346

Internet Capital Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$ 133,725	$ 92,639
Accounts receivable, net	27,419	25,832
Deferred tax asset	6,793	4,830
Income tax receivable	--	6,314
Prepaid expenses and other current assets	2,512	2,528
Total current assets	170,449	132,143
Fixed assets, net	6,000	5,991
Ownership interests in partner companies	53,986	83,829
Goodwill	20,317	20,317
Intangibles, net	13,495	13,832
Deferred tax asset	18,592	22,973
Other assets, net	4,765	1,904
Total assets	$ 287,604	$ 280,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of other long-term debt	$ 5,328	$ 4,623
Accounts payable	1,875	1,973
Accrued expenses	2,810	2,777
Accrued compensation and benefits	6,227	15,327
Deferred revenue	10,036	10,293
Total current liabilities	26,276	34,993
Long-term debt	13,693	15,458
Other non-current liabilities	808	927
Total liabilities	40,777	51,378
Redeemable noncontrolling interest	1,229	1,182
Equity:
Controlling (ICG) equity	240,096	223,807
Noncontrolling interest	5,502	4,622
Total stockholders' equity	245,598	228,429
Total liabilities and stockholders' equity	$ 287,604	$ 280,989

ICG
Non-GAAP Reconciliation
(In thousands)

The following table is a reconciliation of non-GAAP financial measures to GAAP results.

	Quarter Ended March 31,
	2011	2010

Reconciliation of GAAP revenue to core consolidated revenue (A)

GAAP revenue	$ 33,954	$ 25,755

Deferred revenue not recorded in purchase accounting	--	834

Core consolidated revenue	$ 33,954	$ 26,589

Reconciliation of GAAP Net income attributable to ICG to adjusted operating income (loss) and core consolidated EBITDA (A)

GAAP Net income (loss) attributable to ICG:	$ 15,890	$ 28,771

Net income attributable to non-controlling interests	352	373
Discontinued operations	--	22
Equity loss (income)	3,576	6,335
Income tax expense (benefit)	2,940	616
Interest (income) expense, net	62	(17)
Other (income) loss, net (B)	(24,946)	(40,296)

Consolidated operating income (loss)	(2,126)	(4,196)

Depreciation - corporate	13	15
Intangibles amortization resulting from acquisitions - corporate	337	339
Depreciation and amortization - core consolidated	776	535
Stock-based compensation - corporate	628	599
Stock-based compensation - core consolidated	106	139
Impairment related and other - core consolidated	37	72

Adjusted operating income (loss)	(229)	(2,497)

Corporate:
Operating expenses	4,032	3,910

Core Consolidated Companies:
Deferred revenue not recorded in purchase accounting	--	834
Other income (loss), net	82	(343)

Core consolidated EBITDA	$ 3,885	$ 1,904

(A) Core consolidated revenue, core consolidated EBITDA and adjusted operating income (loss) are non-GAAP financial measures and have no standardized measurement prescribed by GAAP. Core consolidated revenue is the sum of the revenue of ICG's three core consolidated companies. Core consolidated EBITDA is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, stock-based compensation and unusual items of ICG's three core consolidated companies. ICG's management considers charges unusual when they are transactional-driven or non-recurring. Adjusted operating income (loss) is operating income (loss), adjusted for depreciation and amortization, stock-based compensation, and impairment related and other amounts of ICG's three core consolidated companies. ICG's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others that enables each such group to evaluate core consolidated companies' current and future prospects in a similar manner as ICG's management and to review results on a comparable basis for all periods presented.

(B) Other (income) loss, net, as reflected in reconciliation above, relates to net gains as follows:	Quarter Ended March 31,
	2011	2010
	(in millions)

Gain on Metastorm sale	$ 24.9	$ --
Gains on sales of marketable securities	--	34.8
Gain on Creditex sale	--	5.0
Other, net	--	0.5
Other income (loss), net on Consolidated Statement of Operations	$ 24.9	$ 40.3
CONTACT:  Investor inquiries:
          Karen Greene
          ICG
          Investor Relations
          610-727-6900
          IR@icg.com